Exhibit 99.2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein and in the documents incorporated by reference includes certain “forward-looking statements.” These statements can be identified by the use of forward-looking terminology including “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “should,” “could,” “would” or other similar words. The statements discussed herein and in the documents we incorporate by reference that are not purely historical data are forward-looking statements, including, but not limited to, the statements regarding (i) the effect, impact, potential duration or other implications of the ongoing novel coronavirus (“COVID-19”) pandemic, supply chain disruptions and global crude oil production levels on our business and operations; (ii) demand for finished products in markets we serve; (iii) estimated capital expenditures as a result of required audits or required operational changes or other environmental and regulatory liabilities; (iv) our anticipated levels of, use and effectiveness of derivatives to mitigate our exposure to crude oil price changes, natural gas price changes and fuel products price changes; (v) estimated costs of complying with the U.S. Environmental Protection Agency’s (“EPA”) Renewable Fuel Standard (“RFS”), including the prices paid for Renewable Identification Numbers (“RINs”) and the amount of RINs we may be required to purchase in any given compliance year, and the outcome of any litigation concerning our existing small refinery exemption (“SRE”) petitions; (vi) our ability to meet our financial commitments, debt service obligations, debt instrument covenants, contingencies and anticipated capital expenditures; (vii) our access to capital to fund capital expenditures and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms; (viii) our access to inventory financing under our supply and offtake agreements; (ix) our ability to remediate the identified material weakness and further strengthen the overall controls surrounding information systems; (x) the future effectiveness of our enterprise resource planning system to further enhance operating efficiencies and provide more effective management of our business operations; (xi) our ability to convert a significant portion of our Great Falls refinery into a renewable diesel manufacturing facility; (xii) our ability to amend our revolving credit facility as described herein; and (xiii) our preliminary estimated financial information for fourth quarter 2021. These forward-looking statements are based on our expectations and beliefs as of the date hereof concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our current expectations for future sales and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisition or disposition transactions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included herein and the documents we incorporate by reference. The risk factors and other factors noted throughout this document and in the documents incorporated by reference could cause our actual results to differ materially from those contained in any forward-looking statement.

Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Calumet Specialty Products Partners, L.P.

Unless otherwise indicated or the context otherwise requires, references herein to “Calumet,” “the Partnership,” “we,” “our,” “us” or like terms refer to Calumet Specialty Products Partners, L.P. and its subsidiaries. References herein to “our general partner” refer to Calumet GP, LLC.

We manufacture, formulate and market a diversified slate of specialty products to customers across a broad range of consumer-facing and industrial markets. We also own what we believe will be one of North America’s leading renewable diesel manufacturing facilities, which is expected to be fully commissioned in the second half of 2022. We are headquartered in Indianapolis, Indiana and operate twelve facilities throughout North America. Our business is organized into the following reportable segments: Specialty Products and Solutions; Performance Brands; Montana/Renewables; and Corporate. In our Specialty Products and Solutions segment, we manufacture and market a wide variety of solvents, waxes, customized lubricating oils, food grade white oils, pharmaceutical grade petrolatums, and other products. Our specialty products are sold to domestic and international customers who purchase them primarily as raw material components for consumer-facing and industrial products. In our Performance Brands segment, we blend, package and market high performance products through our Royal Purple, Bel-Ray, and TruFuel brands. Our Montana/Renewables segment is comprised of two businesses — renewable diesel and specialty asphalt. When our Great Falls renewable diesel facility is operational, we will process a variety of geographically advantaged renewable feedstocks into renewable diesel that we expect to distribute into renewable markets in the western half of North America. At our Montana specialty asphalt facility, we continue to process Canadian crude oil into gasoline, diesel, jet fuel and specialty grades of asphalt that is sized to serve local markets. Our Corporate segment primarily consists of general and administrative expenses not allocated to the Specialty Products and Solutions, Performance Brands or Montana/Renewables segments.

Our Assets

Our primary operating assets consist of:

Facility	Location	Year Acquired	Total Sales Volume for the Nine Months Ended September 30, 2021 (in barrels)	Products
Calumet Packaging	Louisiana	2012	291,886	Specialty products including premium industrial and consumer synthetic lubricants, fuels and solvents
Royal Purple	Texas	2012	103,335	Specialty products including premium industrial and consumer synthetic lubricants

Missouri	Missouri	2012	44,353	Specialty products including polyolester-based synthetic lubricants

Karns City	Pennsylvania	2008	467,958	Specialty white mineral oils, solvents, petrolatums, gelled hydrocarbons, cable fillers and natural petroleum sulfonates

Dickinson	Texas	2008	199,191	Specialty white mineral oils, compressor lubricants, natural petroleum sulfonates and biodiesel

Cotton Valley	Louisiana	1995	1,162,863	Specialty solvents used principally in the manufacture of paints, cleaners, automotive products and drilling fluids

Princeton	Louisiana	1990	1,415,084	Specialty lubricating oils, including process oils, base oils, transformer oils, refrigeration oils, and asphalt

Shreveport	Louisiana	2001	9,045,909	Specialty lubricating oils and waxes, gasoline, diesel, jet fuel and asphalt

Great Falls Specialty Asphalt Refinery	Montana	2012	7,754,246	Specialty asphalt, gasoline, diesel, and jet fuel

Great Falls Renewable Diesel Unit (1)	Montana	2021	—	Renewable hydrogen, renewable diesel, renewable jet fuel, renewable LPG, and renewable naphtha

(1)

We are in the process of converting a significant portion of our Great Falls refinery into a renewable diesel production facility, which is expected to be fully commissioned in the second half of 2022.

Storage, Distribution and Logistics Assets. We own and operate a product terminal in Burnham, Illinois with aggregate storage capacity of approximately 150,000 barrels. The Burnham terminal, as well as additional owned and leased facilities throughout the U.S., facilitate the distribution of products in the Upper Midwest, West Coast and Mid-Continent regions of the U.S. and Canada.

We also use approximately 2,200 leased railcars primarily to distribute our specialty products throughout the U.S. and Canada. Following the commissioning of our renewable diesel production facility, we plan to use some of these railcars to source renewable feedstocks and distribute renewable diesel. In total, we have approximately 7.0 million barrels of aggregate storage capacity at our facilities and leased storage locations.

Montana Renewables. We are in the process of converting a significant portion of our Great Falls refinery into a renewable diesel production facility (the “Renewable Diesel Conversion”), which is expected to be fully commissioned in the second half of 2022. We expect Montana Renewables (as defined below) to be immediately accretive to our cash flows once it is fully operational. Montana Renewables, which holds the portion of the Great Falls refinery that is being converted into a renewable diesel production facility.

Business Strategies

Our management team is dedicated to improving our operations by executing the following strategies:

•

Enhance Profitability of Our Existing Assets. We focus on identifying opportunities to improve our asset base, deepening our competitive advantages, and increasing our throughput, profitability and cash flows. Our highest priority is completing our renewable diesel project in Great Falls, Montana. This project is expected to convert the historical Great Falls refinery into two independent facilities: a 12,000 bpd specialty asphalt plant and a 15,000 bpd renewable diesel plant. The renewable diesel plant was recently funded as described below under “—Recent Developments—Montana Renewables Transaction.” Other examples include investments in additional wax blending assets at our Paralogics, LLC (“Paralogics”) facility in 2021, and the addition of storage capacity to increase sales of our most profitable solvents at our Cotton Valley facility in 2021. In addition, we have undertaken various small expansion and optimization projects in our Performance Brands segment over the past four years, including a new 1.0 gallon TruFuel packaging line to support growth, a new 2.1 gallon and pail TruFuel line to meet the market demand for larger package sizes, and a new quarter line in Porter, Texas to recognize efficiencies in combining Bel-Ray packaging facilities. We intend to continue increasing the profitability of our existing asset base through various low capital requirement measures which may include investments targeting more efficient logistics, improving the product mix of our processing units, and reducing costs through operational modernizations.

•

Maintain Sufficient Levels of Liquidity. We are actively focused on maintaining sufficient liquidity to fund our operations and business strategies. As part of a broader effort to maintain an adequate level of liquidity, the board of directors of our general partner unanimously voted to suspend cash distributions, effective beginning the quarter ended March 31, 2016, and we currently are not permitted to resume cash distributions pursuant to the terms of the indenture governing our 11.00% Senior Notes due 2025.

•

Concentrate on Stable Cash Flows. We intend to continue to focus on operating assets and businesses that generate stable cash flows. Approximately 39% of our gross profit for the nine months ended September 30, 2021 was generated by our Specialty Products and Solutions segment which is characterized by stable customer relationships due to our customers’ requirements for the specialized products we provide. In addition, we manage our exposure to feedstock price fluctuations in this segment by passing on incremental feedstock costs to our specialty products customers. In our Performance Brands segment, which accounted for approximately 51% of our gross profit for the nine months ended September 30, 2021, we blend, package and market high-performance specialty products through our Royal Purple, Bel-Ray and TruFuel brands. Our fast-growing portfolio of high-performance brands is characterized by strong customer loyalty and stable cash flows. In our Montana/Renewables segment, which accounted for approximately 10% of our gross profit for the nine months ended September 30, 2021, we expect cash flows to become increasingly stable once the renewable diesel project is commissioned. Historically, renewable diesel margins have been both significantly higher and more stable than fuel margins. Further, the remaining specialty asphalt facility is expected to produce a larger percentage of its products for retail markets and our lower fuels volumes will be absorbed into the local market as opposed to being exported into more volatile markets with higher freight costs.

•

Develop and Expand Our Customer Relationships. Due to the specialized nature of certain of our products, the high cost of replacement and the long lead-time associated with the development and production of many of our specialty products, our customers are incentivized to continue their relationships with us. We believe that we offer a more diversified product slate to our customers than competitors do, and we also offer more technical support and bespoke services. We intend to continue to assist our existing customers in their efforts to expand their product offerings, as well as marketing specialty product formulations and services to new customers. By continuing to service our long-term relationships with our broad base of existing customers and by constantly targeting solutions for new customers, we seek to limit our dependence on any one portion of our customer base.

•

Disciplined Approach to Strategic and Complementary Acquisitions. We do not intend to focus on large acquisitions in the near term. However, should the right opportunity develop, our senior management team is prepared to focus on acquiring low-risk assets where we can enhance operations and improve profitability and add product lines that will complement and expand our specialty product offerings. For example, in March 2020, we acquired Paralogics, a producer of candle and industrial wax blends, which expanded our presence in the specialty wax blending and packaging market while adding new capabilities into our existing wax value chain. In the future, we intend to continue pursuing prudent, accretive acquisitions that will deepen our long-term competitive advantage. We intend to reduce our leverage over time and maintain a capital structure that facilitates competitive access to the capital markets.

Competitive Strengths

We believe that we are well positioned to execute our business strategies successfully based on the following competitive strengths:

•

We Have Strong Relationships with a Premier Customer Base. We have long-term relationships with many of our customers and we believe that we will continue to benefit from these relationships. Many of these relationships involve lengthy approval processes or certifications that may make switching to a different supplier more difficult. During the nine months ended September 30, 2021, we sold our products to approximately 2,800 customers, and we are continually seeking to deepen those relationships across our broad customer base. No single customer accounted for more than 10% of our consolidated sales for either the nine months ended September 30, 2021 or the year ended December 31, 2020.

•

We Offer Our Customers a Diverse Range of Specialty Products. We offer a wide range of over 2,600 specialty products. We believe that our ability to provide our customers with a more diverse selection of products than most of our competitors gives us an advantage in meeting the needs of large, strategic customers and also allows us to compete in profitable niches. We believe that we are the only specialty products manufacturer in North America that produces all six of the following products: naphthenic lubricating oils, paraffinic lubricating oils, waxes, solvents, white oils and petrolatums. Our ability to produce numerous specialty products allows us to ship products between our facilities for product upgrading in order to meet customer specifications.

•

Our Facilities Have a Unique Combination of Flexibility and Scale. Our facilities are equipped with advanced, flexible technology that allows us to produce high-grade specialty products. For example, our integrated specialty products complex in Northwest Louisiana consists of 27 processing units and 195 million gallons of storage capacity across 400 tanks and has a wide variety of specialized hydroprocessing, dewaxing, emulsifying and distillation capabilities that allow us to meet complex, bespoke customer needs at scale providing an advantaged cost. Our acquisition of Paralogics also added new capabilities into our existing wax business value chain, adding approximately 20 million pounds of annual blending and formulating capabilities. Our facilities also enjoy the value and optionality of integration as many products can be further processed and upgraded at our own facilities.

•

We Have Leading, High-Growth Brands. Our Performance Brands segment benefits from well-known high-performance premium brands in consumer, retail and industrial markets. These brands garner a premium and are well positioned for growth. Further, the majority of products in our Specialty Products and Solutions segment are marketed under well-known industrial and consumer-facing brands that are of high value in the market and in many cases were established several decades ago.

•

We Have an Experienced Management Team. Our team’s extensive experience within the specialty products, commodities and renewable energy industries provides a strong foundation to build and optimize a diversified, competitively advantaged business that can succeed in various business cycles and environments.

Potential Acquisition and Divestiture Activities

While we frequently evaluate potential acquisitions of strategic and complementary assets that would deepen our competitive advantage, our focus has been and continues to be to strategically de-lever our balance sheet. As part of our strategy, we continuously evaluate our portfolio which allows an objective assessment of potential divestiture candidates that are non-core to our business and/or worth more to a buyer than to us. The combination of acquisition and divestment activity is intended to maximize our return on invested capital by creating and maintaining an optimized portfolio of core assets with more stable and growing cash flows, improving our operating efficiency and capturing increased feedstock advantages. We also intend to monetize all or a portion of our equity in Montana Renewables in the future as part of our de-levering strategy.

As we continue to seek to optimize our asset portfolio, which may include the divestiture of certain non-core assets or all or a portion of our equity in Montana Renewables, we intend to redeploy capital into projects to develop assets that are better suited to our core specialty products business strategy and de-leverage our balance sheet.

Going forward, we intend to tailor our approach toward owning businesses with stable cash flows and growing end markets. As a result, we may pursue potential arrangements with third parties to divest certain assets to enable us to further reduce the amount of our required capital commitments and potential capital expenditures. We expect that any potential divestitures of assets will also provide us with cash to reinvest in our business and repay debt.

We typically do not announce a transaction until we have executed a definitive agreement. However, in certain cases in order to protect our business interests or for other reasons, we may defer public announcement of an acquisition or divestiture until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential acquisition or divestiture can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition or divestiture efforts will be successful. Although we expect the acquisitions or divestitures we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Recent Developments

Montana Renewables Transaction

On November 18, 2021, we completed a series of transactions in connection with our renewable diesel business (collectively, the “Montana Renewables Transaction”), including (i) the transfer for value by Calumet Montana Refining, LLC, a guarantor subsidiary for purposes of the agreements governing our indebtedness (“Calumet Montana”), of its existing high-metallurgy hydrocracker and related assets in Great Falls, Montana (collectively, the “Hydrocracker”) to Montana Renewables, LLC, an unrestricted, non-guarantor wholly-owned subsidiary for purposes of the agreements governing our indebtedness (“Montana Renewables”), in exchange for $300.0 million, (ii) the amendment of our revolving credit agreement to, among other things, permit the Montana Renewables Transaction, (iii) the entry into a Credit Agreement (the “Oaktree Credit Agreement”), which provides for a $300.0 million senior secured term loan facility, among Montana Renewables, Montana Holdings (as defined below), Oaktree Fund Administration, LLC and the lenders from time to time party thereto (the “Oaktree Lenders”), and (iv) the contribution of $145.0 million, comprised of approximately $100.6 million of cash and $44.4 million of previously incurred capital expenditures that were contributed in-kind (the “Contributed Assets”), by Calumet Montana to Montana Renewables Holdings LLC, an unrestricted, non-guarantor wholly-owned subsidiary for purposes of the agreements governing our indebtedness (“Montana Holdings”), in exchange for Series A Units in Montana Holdings with an interest rate per annum of 10% (payable as accretion of liquidation preference). Montana Holdings further contributed such Contributed Assets to Montana Renewables to further the completion of the Renewable Diesel Conversion.

In addition, Montana Renewables entered into a ten-year Master Lease Agreement and an Interim Funding Agreement on December 31, 2021 with Stonebriar Commercial Finance LLC for $50.0 million related to the financing of certain equipment for the construction of a new renewable hydrogen plant in connection with the Renewable Diesel Conversion (the “Stonebriar Master Lease”). As of the date hereof, no amounts have been funded under the Stonebriar Master Lease. However, we expect amounts to be funded under the Stonebriar Master Lease in the first quarter of 2022.

Amendment to Credit Agreement

We are seeking the consent of the requisite lenders to amend our revolving credit facility (the “Credit Facility Amendment”). As of the date of hereof, we have not received the requisite consents but expect to receive them on or prior to the closing of this offering. It is proposed that the Credit Facility Amendment will, among other changes, (a) extend the term of the revolving credit facility for five years from the date of the Credit Facility Amendment, (b) reduce aggregate commitments under the revolving credit facility to $500.0 million, which includes a FILO tranche, and (c) replace LIBOR as a reference interest rate with a new reference interest rate based on Secured Overnight Financing Rate (“SOFR”).

Renewable Identification Numbers Obligation

The Renewable Fuel Standard program requires refineries to either blend certain volumes of renewable fuel into transportation fuel or to purchase credits (called renewable identification numbers, or RINs) to cover their annual blending obligation. When Congress enacted the RFS as part of the Clean Air Act (the “Act”), it included an SRE to address the disproportionate economic hardship of the program’s mandates on small refineries. Various court decisions have upheld the authority of the Environmental Protection Agency (“EPA”) to grant SREs and provided direction on how EPA should assess SRE petitions. Each of our Shreveport and Great Falls refineries (“the refineries”) meets the statutory definition of a “small refinery” and is eligible to seek an SRE annually from EPA. Through the 2018 compliance year, EPA granted SREs to our refineries in each year they were requested.

For compliance years 2019 and 2020, our refineries timely submitted petitions for SREs, but EPA has not responded to these petitions (or to other petitions for compliance years 2019, 2020 and 2021 submitted by other small refineries). The Act provides that EPA must act on an SRE petition within 90 days of receipt. In addition, the EPA has also not finalized the renewable volume obligation for 2021, and has proposed to revise the renewable volume obligation for 2020.

Given the delays in acting on pending SRE petitions and in setting volume obligations for 2020 and 2021, EPA had previously extended the compliance deadlines for 2019 and 2020 and has recently proposed to extend them again, to indeterminate future dates contingent on when it ultimately finalizes these delayed actions. While compliance deadlines remain open, we have accrued a RINs obligation on our balance sheet. For more information about our accounting treatment of these RINs obligations, please read Note 3 to our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

In December 2021, EPA issued a proposal to deny all pending SRE petitions (ranging from compliance years 2016 through 2021) based on an across-the-board declaration that no refinery suffers disproportionate economic hardship under the RFS program. EPA’s proposed action appears to diverge from prior findings of the Department of Energy (with which EPA must consult), which in the past has found the RFS program does cause disproportionate impacts to small refineries based on its analysis of individual refinery SRE petitions. The public comment period on EPA’s proposal extends through early February 2022. Following this public comment period, EPA could either deny all SRE petitions or act to grant some or all pending SRE petitions on their merits. Regardless of whether EPA acts to approve or deny SRE petitions, it is likely that multiple parties and groups will seek judicial review of those approvals or denials and that litigation may extend through and beyond 2022.

Management believes that our small refineries qualify for SRE on the merits and has asked EPA to approve our petitions. In the event our petitions are denied, management believes that we have viable legal arguments to challenge a denial, including that denial would be inconsistent with the Act, the Administrative Procedure Act, EPA’s regulations, the Department of Energy’s analysis and/or the factual record, and we would exercise our legal rights to challenge the denial. If we are ultimately forced to litigate and are successful, a court would likely direct EPA to issue a new decision on the refineries’ SRE petitions. However as with any legal action, a challenge to an EPA decision denying the refineries’ SRE petitions may ultimately be unsuccessful. This would present a number of uncertainties and complexities caused primarily by the passage of time since we first submitted the SRE petitions, including for example the potential expiration and/or unavailability or limited availability in the market of vintage 2019 and 2020 RINs, the specifics of other potential forthcoming EPA actions, the results of other parties’ potential litigation avenues and outcomes, and post-litigation uncertainties around timing and magnitude of any resolution.

Based on current information, we believe the most likely outcome is either obtaining the refineries’ SREs or reaching an alternative resolution. If we are ultimately successful in obtaining the refineries’ SREs, the value of the liability would be zero. If we are ultimately unsuccessful in obtaining the refineries’ SREs, the timing, amount and form of our actual liability may depend upon the resolution obtained, potentially as part of subsequent litigation. For example, if resolution for the 2019 and 2020 compliance years used the market price of RINs on the day the EPA was obligated to rule on the refineries’ 2019 SRE petitions, the value of the liability would be approximately $50.7 million. We cannot predict how EPA will rule on the refineries’ SREs, whether we will be successful in any challenge, or the results of any resolution in the event we are unsuccessful in obtaining the SREs. Our actual liabilities could be materially more than the illustrative amount provided above.

Please read “Risk Factors—Risks Related to Our Business—The availability and cost of renewable identification numbers and results of our SRE petitions could have a material adverse effect on our results of operations and financial condition and our ability to make payments on our debt obligations.”

Preliminary Estimated Financial Information for Fourth Quarter 2021

As of December 31, 2021, we had approximately $332.9 million of liquidity, including approximately $36.9 million of cash and cash equivalents and approximately $295.9 million of available borrowing capacity under our undrawn revolving credit facility.

Management estimates that unplanned events during the three months ended December 31, 2021 will reduce our quarterly earnings by an estimated $20.0 to $30.0 million. The primary drivers of this decrease were downtime at our Montana facility in November 2021 and continued impacts from the additive shortage in our Performance Brands segment.

This preliminary financial information is not a comprehensive statement of our financial or operational results for this period, and our actual results are subject to completion of our financial closing procedures, final adjustments and other developments that may arise. Management’s estimates are preliminary and based on information available as of the date hereof. These preliminary results have not been audited or reviewed by our independent registered public accounting firm and may change and those changes may be material.

Summary Historical Consolidated Financial and Operating Data

The summary historical consolidated financial and operating data as of and for the years ended December 31, 2020 and 2019 set forth below are derived, and adjusted as described below, from our audited consolidated financial statements and are qualified in their entirety by, and should be read in conjunction with, our consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “2020 Annual Report”). During the first quarter of 2021, we changed our method of accounting for shipping and handling costs, which are primarily costs paid to third-party shippers for transporting products to customers. Under the new method of accounting, we include shipping costs in cost of sales, whereas previously such costs were included in operating costs and expenses as a separate line item as transportation expense. This change in accounting principle has been applied retrospectively, and the summary historical consolidated financial data set forth below reflect the effect of this accounting principle change for all periods presented.

The summary historical condensed consolidated financial and operating data as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020 set forth below are derived from our unaudited condensed consolidated financial statements and are qualified in their entirety by, and should be read in conjunction with, our unaudited condensed consolidated financial statements and notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 (the “Q3 Quarterly Report”). The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the applicable reporting period. Actual results could differ from those estimates. The summary unaudited condensed consolidated financial data reflects all adjustments that, in the opinion of management, are necessary to present fairly the results of operations for the interim periods presented. All adjustments are of a normal nature, unless otherwise disclosed. The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ended December 31, 2021.

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in millions, except unit and per unit data)
		(as adjusted)	(as adjusted)	(as adjusted)
	(unaudited)
Summary of Operations Data:
Sales	$2,282.2	$1,714.3	$2,268.2	$3,452.6
Cost of sales	2,171.8	1,609.8	2,169.1	3,123.8

Gross profit	110.4	104.5	99.1	328.8

Operating costs and expenses:
Selling	40.0	37.1	47.8	53.1
General and administrative	97.3	76.7	91.1	136.7
Other operating expense	20.0	22.6	32.1	62.7

Operating income (loss)	(46.9)	(31.9)	(71.9)	76.3

Other income (expense):
Interest expense	(109.3)	(93.2)	(125.9)	(134.6)
Gain (loss) on derivative instruments	(15.4)	57.7	52.4	9.0
Other income (expense)	0.1	1.3	(2.5)	6.2

Total other expense	(124.6)	(34.2)	(76.0)	(119.4)

Net loss before income taxes	(171.5)	(66.1)	(147.9)	(43.1)
Income tax expense	1.5	0.8	1.1	0.5

Net loss	$(173.0)	$(66.9)	$(149.0)	$(43.6)

Allocation of net loss:
Net loss	$(173.0)	$(66.9)	$(149.0)	$(43.6)
Less:
General partner’s interest in net loss	(3.5)	(1.3)	(3.0)	(0.9)

Net loss available to limited partners	$(169.5)	$(65.6)	$(146.0)	$(42.7)

Weighted average limited partner units outstanding:
Basic and diluted	78,831,988	78,602,651	78,369,091	78,212,136

Limited partners’ interest basic and diluted net loss per unit:

Limited partners’ interest	$(2.15)	$(0.83)	$(1.86)	$(0.55)

Net loss	$(173.0)	$(66.9)	$(149.0)	$(43.6)
Other comprehensive income (loss):
Cash flow hedges:
Cash flow hedge gain (loss)	—	(0.2)	(0.2)	0.2
Defined benefit pension and retiree health benefit plans	0.1	0.2	(1.5)	(3.3)
Foreign currency translation adjustment	—	—	—	1.2

Total other comprehensive income (loss)	0.1	—	(1.7)	(1.9)

Comprehensive loss attributable to partners’ capital (deficit)	$(172.9)	$(66.9)	$(150.7)	$(45.5)

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in millions, except operating data)
		(as adjusted)	(as adjusted)	(as adjusted)
	(unaudited)
Balance Sheet Data (at period end):
Property, plant and equipment, net	$903.7	$932.9	$919.8	$973.5
Total assets	$1,833.9	$1,807.5	$1,808.3	$1,857.8
Accounts payable	$241.4	$158.4	$179.3	$230.2
Long-term debt, less current portion	$1,171.4	$1,313.3	$1,319.4	$1,209.5
Total partners’ capital (deficit)	$(300.2)	$(44.8)	$(128.6)	$21.6

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(29.9)	$64.9	$62.8	$191.9
Investing activities	$(34.2)	$(37.2)	$(46.3)	$14.5
Financing activities	$(34.5)	$62.6	$73.8	$(343.0)

Other Financial Data (1):
EBITDA	$16.5	$105.9	$83.1	$201.6
Adjusted EBITDA	$85.7	$183.5	$217.3	$258.4
Distributable Cash Flow (2)	$(75.1)	$50.9	$41.1	$57.8

Segment Adjusted EBITDA:
Specialty Products and Solutions	$75.9	$125.6	$151.0	$243.2
Performance Brands	$30.1	$47.1	$61.1	$32.5
Montana/Renewables	$35.2	$64.9	$71.4	$72.0
Corporate	$(55.5)	$(54.1)	$(66.2)	$(97.6)

Operating Data:
Total sales volume (bpd) (3)	79,511	88,429	86,727	104,734
Total feedstock runs (bpd) (4)	73,988	85,282	84,829	103,603
Total facility production (bpd) (5)	71,656	82,281	81,455	100,029
Specialty material margin ($/bbl)	$58.11	$50.94	$50.10	$46.58
Fuels material margin ($/bbl) (6)	$2.86	$3.79	$2.91	$8.00

(1)

EBITDA, Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please read “—Non-GAAP Financial Measures” for additional information regarding these non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measure of each.

(2)

Distributable Cash Flow for the nine months ended September 30, 2021 includes amounts spent for growth capital expenditures related to the Renewable Diesel Conversion. Our renewable diesel business was separated into a stand-alone business in the fourth quarter of 2021.

(3)

Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, sales of inventories and the resale of crude oil to third-party customers. Total sales volume includes the sale of purchased blendstocks.

(4)	Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.
(5)	The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstocks and production of finished products and volume loss.
(6)	Includes renewable volume obligation accrual.

Non-GAAP Financial Measures

We include in this document the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow. We provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net loss, our most directly comparable financial performance measure presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay interest to our noteholders. However, the indentures governing our existing senior notes contain covenants that, among other things, restrict our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully analyze trends and performance of our core cash operations.

We define EBITDA for any period as net income (loss) plus interest expense (including amortization of debt issuance costs), income taxes and depreciation and amortization.

During the first quarter of 2021, the CODM changed the definition and calculation of Adjusted EBITDA, which we use for evaluating performance, allocating resources and managing the business. The revised definition and calculation of Adjusted EBITDA now excludes RINs mark-to-market adjustments (see item (j) in the next paragraph), which were previously included. We believe this revised definition and calculation better reflects the performance of our business segments including cash flows and core operating activities. Adjusted EBITDA has been revised for all periods presented to consistently reflect this change.

We define Adjusted EBITDA for any period as EBITDA adjusted for (a) impairment; (b) unrealized gains and losses from mark-to-market accounting for hedging activities; (c) realized gains and losses under derivative instruments excluded from the determination of net income (loss); (d) non-cash equity-based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (e) debt refinancing fees, extinguishment costs, premiums and penalties; (f) any net gain or loss realized in connection with an asset sale that was deducted in computing net income (loss); (g) amortization of turnaround costs; (h) LCM inventory adjustments; (i) the impact of liquidation of inventory layers calculated using the LIFO method; (j) RINs mark-to-market adjustments; and (k) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense.

We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement and environmental capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense), gain (loss) from unconsolidated affiliates, net of cash distributions and income tax expense (benefit).

The definition of Adjusted EBITDA presented herein is similar to the calculation of “Consolidated Cash Flow” contained in the indentures governing our existing notes and the calculation of “Consolidated EBITDA” contained in our revolving credit agreement. We are required to report Consolidated Cash Flow to the holders of our existing notes and Consolidated EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to Net income (loss) or Operating income (loss) or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, we recognize and consider the limitations of these measurements. EBITDA and Adjusted EBITDA do not reflect our liabilities for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of several measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner.

The following table presents a reconciliation of net loss, our most directly comparable GAAP financial performance measure, to EBITDA, Adjusted EBITDA and Distributable Cash Flow for each of the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in millions)
	(unaudited)
Reconciliation of Net loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net loss	$(173.0)	$(66.9)	$(149.0)	$(43.6)
Add:
Interest expense	109.3	93.2	125.9	134.6
Depreciation and amortization	78.7	78.8	105.1	110.1
Income tax expense	1.5	0.8	1.1	0.5

EBITDA	$16.5	$105.9	$83.1	$201.6

Add:
LCM / LIFO (gain) loss	$(45.1)	$35.5	$28.5	$(41.8)
Unrealized (gain) loss on derivative instruments	16.5	(21.2)	(2.8)	26.1
Amortization of turnaround costs	12.2	12.7	14.6	19.3
Debt extinguishment costs	0.4	—	—	2.2
Loss on impairment and disposal of assets (1)	1.9	6.7	6.8	37.0
Gain on sale of unconsolidated affiliate	—	—	—	(1.2)
(Gain) loss on sale of business, net	(0.2)	—	(1.0)	8.7
RINs mark-to-market (gain) loss	56.3	33.4	75.8	(4.4)
Equity based compensation and other items	24.4	6.2	9.9	7.4
Other non-recurring expenses	2.8	4.3	2.4	3.5

Adjusted EBITDA	$85.7	$183.5	$217.3	$258.4

Less:
Replacement and environmental capital expenditures (2)	14.3	23.7	31.8	50.0
Cash interest expense (3)	104.2	88.4	119.9	128.5
Turnaround costs	40.8	19.7	23.4	17.8
Gain from unconsolidated affiliates	—	—	—	3.8
Income tax expense	1.5	0.8	1.1	0.5

Distributable Cash Flow	$(75.1)	$50.9	$41.1	$57.8

(1)	Impairment charges for the year ended December 31, 2019 primarily relate to $25.4 million of impairment charges related to a cost method investment.
(2)

Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs. Environmental capital expenditures include asset additions to meet or exceed environmental and operating regulations.

(3)	Represents consolidated interest expense less non-cash interest expense.

Risk Factors

Risks Related to Our Business

Results of Operations and Financial Condition

Our business depends on supply and demand fundamentals, which can be adversely affected by numerous macroeconomic factors outside of our control and which may in turn impact our operational and financial performance, including our ability to execute our business strategies in the expected time frame.

Such macroeconomic factors include:

•

Reduction in the demand for, and the marketability of, our specialty products due to governmental regulations, including travel bans and restrictions, quarantines, shelter in place orders, and shutdowns;

•	increased volatility in product margins;

•

the health of our workforce and their access to our facilities due to a pandemic, epidemic or widespread outbreak of an infectious disease, which could result in a full or partial shutdown of our facilities if a significant portion of the workforce at a facility is impacted;

•

the ability or willingness of our suppliers to provide raw materials, equipment, services or supplies for our operations or otherwise fulfill their contractual obligations, which could reduce our production levels or otherwise impact our ability to deliver refined or finished lubricant products timely or at all;

•	the ability or willingness of our customers to fulfill their contractual obligations or any material reduction in, or loss of, orders or revenue from our customers;

•	occurrence of operational hazards, including terrorism, cyberattacks or domestic vandalism, as well as information system failures or communication network disruptions;

•	increased cost and reduced availability of capital for growth or maintenance expenditures;

•	availability and operability of terminals, tankage and pipelines that store and transport our feedstock and products;

•	the amount of our borrowing base under our revolving credit facility and our ability to issue letters of credit or the requirement that we post substantial amounts of credit support;

•	the impairment of our long-lived assets or goodwill, which could reduce our earnings;

•	the impact of any economic downturn, recession or other disruption of the U.S. and global economies and financial and commodity markets; and

•	the effects of the COVID-19 pandemic could impact supply, demand, and the availability of employees required to operate our assets.

We have identified a material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements may not be prevented or detected on a timely basis. As of December 31, 2020, we have identified a material weakness in internal control over financial reporting that pertains to the untimely and insufficient operation of controls in the financial statement close process, including lack of timely account reconciliation, analysis and review related to all financial statement accounts.

Although we have developed and implemented a plan to remediate the material weakness and believe, based on our evaluation to date, that the material weakness will be remediated in a timely manner, we cannot assure you that this will occur within a specific timeframe. The material weakness will not be remediated until all necessary internal controls have been designed, implemented, tested and determined to be operating effectively. In addition, we may need to take additional measures to address the material weakness or modify the planned remediation steps, and we cannot be certain that the measures we have taken, and expect to take, to improve our internal controls will be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weakness will not result in a material misstatement of our consolidated financial statements. Moreover, we cannot assure you that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

Until we remediate the material weakness, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected. This failure could negatively affect the market price and trading liquidity of our common units and our other securities, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties and generally materially and adversely impact our business and financial condition.

Refining margins are volatile, and a reduction in our margins will adversely affect the amount of cash we will have available to operate our business and for payments of our debt obligations.

In many cases, specialty products are produced from intermediate sources that ultimately originate from crude oil. Typically, we enjoy a cost advantage from processing crude oil into intermediates that are used as specialty feedstocks. This process also creates fuels and other by-products, which carry a margin to crude prices. The total margin of fuels and other by-products to crude oil generally is positive, but in extreme demand scenarios, such as those seen during the height of the COVID-19 pandemic in 2020, this cost advantage can turn into a short-term disadvantage. When the margin between product sales prices and feedstock costs tightens, our earnings, profitability and cash flows are negatively impacted.

A widely used benchmark to track margins in the fuel products industry is the Gulf Coast 2/1/1 crack spread (“Gulf Coast crack spread”), which represents the gross margin assuming that two barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline and one barrel of diesel. The Gulf Coast 2/1/1 crack spread ranged from a high of $22.36 per barrel to a low of $10.34 per barrel during the nine months ended September 30, 2021 and averaged $17.03 per barrel during the nine months ended September 30, 2021 compared to an average of $9.40 during the year ended December 31, 2020.

Our actual fuels product margins may vary from the Gulf Coast crack spread due to the actual crude oil used and products produced, transportation costs, regional differences, and the timing of the purchase of the feedstock and sale of the refined products, but we use the Gulf Coast crack spread as an indicator of the volatility and general levels of fuels refining margins.

Our specialty product margins are influenced by the price of our feedstocks, many of which are commodities. If feedstock prices increase, our margins would fall unless we are able to pass through these price increases to our customers.

Our hedging activities may not be effective in reducing our exposure to commodity price risk or may reduce our earnings, profitability and cash flows.

From time to time, we utilize derivative financial instruments related to the future price of crude oil, natural gas and refined products to manage expected outcomes involving commodity price risk. We typically do not enter into derivative financial instruments to reduce our exposure to prices of the specialty products we sell as there is no established derivative market for such products.

We limit our derivative transactions to only a portion of the volume of our expected purchase and sales requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion of our expected purchase and sales requirements. Thus, we could be exposed to significant increases in commodity prices, which would increase the cost for a portion of our feedstock purchases.

Our actual future purchase and sales requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, which may result in a substantial diminution of our liquidity. As a result, our hedging activities may not be as effective as we intend in reducing our exposure to price risk. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligations under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our risk management policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

Decreases in the price of inventory and products may lead to a reduction in the borrowing base under our revolving credit facility and our ability to issue letters of credit or the requirement that we post substantial amounts of cash collateral for derivative instruments, which could adversely affect our liquidity, financial condition and our ability to make payments on our debt obligations.

We rely on borrowings and letters of credit under our revolving credit facility to purchase feedstocks for our facilities and to lease certain precious metals for use in our operations. The borrowing base under our revolving credit facility is determined weekly or monthly depending upon availability levels or the existence of a default or event of default. Reductions in the value of our inventories as a result of lower crude oil prices could result in a reduction in our borrowing base, which would reduce the amount of financial resources available to meet our operating requirements. If, under certain circumstances, our available capacity under our revolving credit facility falls below certain threshold amounts, or a default or event of default exists, then our cash balances in a dominion account established with the administrative agent will be applied on a daily basis to our outstanding obligations under our revolving credit facility. In addition, decreases in the price of crude oil or increases in crack spreads may require us to post substantial amounts of cash collateral to our hedging counterparties in order to maintain our derivative instruments. If, due to our financial condition or other reasons, the borrowing base under our revolving credit facility decreases, we are limited in our ability to issue letters of credit or we are required to post substantial amounts of cash collateral to our hedging counterparties, our liquidity, financial condition and our ability to make payments on our debt obligations could be materially and adversely affected.

We depend on certain third-party pipelines for transportation of feedstocks and products, and if these pipelines become unavailable to us, our revenues and cash available for payment of our debt obligations could decline.

Our Shreveport facility is interconnected to a pipeline that supplies a portion of its crude oil and a pipeline that ships a portion of its refined fuel products to customers, such as pipelines operated by subsidiaries of Enterprise Products Partners L.P. and Plains. Our Great Falls facility receives crude oil through the Front Range pipeline system via the Bow River Pipeline in Canada. Since we do not own or operate any of these pipelines, their continuing operation is not within our control. The unavailability of any of these third-party pipelines for the transportation of crude oil or our refined fuel products, because of acts of God, accidents, earthquakes or hurricanes, government regulation, terrorism or other third-party events, could lead to disputes or litigation with certain of our suppliers or a decline in our sales, net income and cash available for payments of our debt obligations.

The price volatility of utility services may result in decreases in our earnings, profitability and cash flows.

The volatility in costs of natural gas and other utility services, principally electricity, used by our facilities and other operations affect our net income and cash flows. Natural gas and utility prices are affected by factors outside of our control, such as supply and demand in both local and regional markets. Natural gas prices have historically been volatile.

For example, daily prices for natural gas as reported on the NYMEX ranged between $5.87 and $2.45 per million British thermal unit (“MMBtu”) during the nine months ended September 30, 2021, and between $3.35 and $1.48 per MMBtu during the year ended December 31, 2020. Typically, electricity prices fluctuate with natural gas prices. Future increases in natural gas and utility prices may have a material adverse effect on our results of operations. However, international natural gas prices have been more volatile, and more expensive, than domestic prices, which can provide a competitive advantage to domestic plants. This dynamic means that market product prices may increase more than our utility costs, creating higher margins when natural gas and utility costs increase less than international competitors’ utility prices. Natural gas and utility costs constituted approximately 10.8% and 10.1% of our total operating expenses included in cost of sales for the nine months ended September 30, 2021 and the year ended December 31, 2020, respectively. As prices and industry competitive dynamics change, it could adversely affect our profitability and the amount of cash available for payments of our debt obligations.

Our facilities incur operating hazards, and the potential limits on insurance coverage could expose us to potentially significant liability costs.

Our facilities are subject to certain operating hazards, and our cash flow from those operations could decline if any of our facilities experience a major accident, pipeline rupture or spill, explosion or fire, is damaged by severe weather or other natural disaster, or otherwise is forced to curtail its operations or shut down. These operating hazards could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment, and pollution or other environmental damage. One or more of these developments may result in significant curtailment or suspension of our related operations.

Although we maintain insurance policies, including personal and property damage and business interruption insurance for each of our facilities, we cannot ensure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or significant interruption of operations. Our business interruption insurance will not apply unless a business interruption exceeds 60 days. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. In addition, we are not fully insured against all risks incident to our business because certain risks are not fully insurable, coverage is unavailable, or premium costs, in our judgment, do not justify such expenditures. For example, we are not insured for all environmental liabilities, including, but not limited to, product spills and other releases at all of our facilities. If we were to incur a significant liability for which we are not insured or fully insured, it could affect our financial condition and diminish our ability to make payments of our debt obligations.

Downtime for maintenance at our refineries and facilities will reduce our revenues and could limit our ability to make payments of our debt obligations.

Our facilities consist of many processing units, a number of which have been in operation for extended periods of time. One or more of the units may require additional unscheduled downtime for unanticipated maintenance or repairs that are more frequent than our scheduled turnaround for each unit every one to five years. Scheduled and unscheduled maintenance reduce our revenues and increase our operating expenses during the period of time that our processing units are not operating and could limit our ability to make payments of our debt obligations.

An impairment of our long-lived assets or goodwill could reduce our earnings or negatively impact our financial condition and results of operations.

We continually monitor our business, the business environment and the performance of our operations to determine if an event has occurred that indicates that a long-lived asset or goodwill may be impaired. If an event occurs, which is a determination that involves judgment, we may be required to utilize cash flow projections to assess our ability to recover the carrying value based on the ability to generate future cash flows. Our long-lived assets and goodwill impairment analyses are sensitive to changes in key assumptions used in our analysis, such as expected future cash flows, the degree of volatility in equity and debt markets and our unit price. If the assumptions used in our analysis are not realized, it is possible a material impairment charge may need to be recorded in the future. We cannot accurately predict the amount and timing of any impairment of long-lived assets or goodwill. Further, as we continue to develop our strategy regarding certain of our non-core assets, we will need to continue to evaluate the carrying value of those assets. Any additional impairment charges that we may take in the future could be material to our results of operations and financial condition.

Competition in our industry is intense, and an increase in competition in the markets in which we sell our products could adversely affect our earnings and profitability.

We compete with a broad range of companies within our industry. Because of some of our competitors’ geographic diversity, larger and more complex refineries, integrated operations and greater resources, some of our competitors may be better able to withstand volatile market conditions, to obtain crude oil in times of shortage and to bear the economic risks inherent in all areas of the refining industry.

In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. The more successful these alternatives become as a result of governmental regulations, technological advances, consumer demand, improved pricing or otherwise, the greater the impact on pricing and demand for our products and our profitability. There are presently significant governmental and consumer pressures to increase the use of alternative fuels in the United States. While in some areas of our business these pressures are helpful, in other areas they can pose a significant risk.

We depend on unionized labor for the operation of many of our facilities. Any work stoppages or labor disturbances at these facilities could disrupt our business.

Substantially all of our operating personnel at our Shreveport, Great Falls, Princeton, Cotton Valley, Karns City, Dickinson, and Missouri facilities are employed under collective bargaining agreements. If we are unable to renegotiate these agreements as they expire, any work stoppages or other labor disturbances at these facilities could have an adverse effect on our business and impact our ability to make payments of our debt obligations. In addition, employees who are not currently represented by labor unions may seek union representation in the future, and any renegotiation of current collective bargaining agreements may result in terms that are less favorable to us.

Our method of valuing inventory may result in decreases in net income.

The nature of our business requires us to maintain substantial quantities of inventories. Some of our inventory is commodity based, providing us little control over the changing market value of these inventories. Because our inventory is valued at the lower of cost or market (“LCM”) value, if the market value of our inventory were to decline to an amount less than our cost, we would record a write-down of inventory and a non-cash charge to cost of sales. In a period of decreasing crude oil or refined product prices, our inventory valuation methodology may result in decreases in net income. For example, due to the decrease in crude oil prices in 2020, we recorded an unfavorable LCM inventory adjustment of $24.0 million.

We depend on key personnel for the success of our business and the loss of those persons could adversely affect our business and our ability to make payments of our debt obligations.

The loss of the services of any member of senior management or key employee could have an adverse effect on our business and reduce our ability to make payments of our debt obligations. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available. We do not maintain any key-man life insurance.

We are subject to cybersecurity risks and other cyber incidents resulting in disruption.

Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. We depend on information technology systems. In addition, our use of the internet, cloud services and other public networks, as well as having more of our workforce working remotely due to the COVID-19 pandemic, exposes our business and that of other third parties with whom we do business to security incidents and cyber-attacks. Such incidents could lead to unauthorized access to data and systems, intentional or inadvertent releases of confidential information, including personally identifiable information, corruption of data and disruption of critical systems and operations. Despite the security measures we have in place and any additional measures we may implement in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, ransomware attacks, phishing attacks, lost or misplaced data, programming errors, human errors, acts of vandalism or other events. During the nine months ended September 30, 2021, we experienced a minor security incident at one of our operating locations, which was effectively contained. Any disruption of our systems or security breach or event resulting in the misappropriation, loss or other unauthorized disclosure of confidential information, whether by us directly or our third-party service providers, could damage our reputation, expose us to the risks of litigation and liability or regulatory fines, penalties or intervention, disrupt our business or otherwise affect our results of operations, which could materially and adversely affect our business, results of operations or financial condition. In addition, as cyber-attacks continue to evolve in magnitude and sophistication, and our reliance on digital technologies continues to grow, we have expended and expect to continue to expend additional resources in order to continue to enhance our cybersecurity measures and to investigate and remediate any digital systems, related infrastructure, technologies and network security vulnerabilities.

Customers and Suppliers

Our arrangement with Macquarie exposes us to Macquarie-related credit and performance risk as well as potential refinancing risks.

In March 2017, we entered into several agreements with Macquarie Energy North America Trading Inc. (“Macquarie”) to support the operations of the Great Falls facility (the “Great Falls Supply and Offtake Agreements”). In June 2017, we entered into similar agreements with Macquarie to support the operations of the Shreveport facility (the “Shreveport Supply and Offtake Agreements,” and together with the Great Falls Supply and Offtake Agreements, the “Supply and Offtake Agreements”). Pursuant to the Supply and Offtake Agreement, Macquarie has agreed to intermediate crude oil supplies and refined product inventories at our Great Falls and Shreveport facilities. Macquarie will own all of the crude oil in our tanks and substantially all of our refined product inventories prior to our sale of the inventories.

When we executed the Supply and Offtake Agreements, the inventories associated with such agreements were taken out of our revolving credit facility borrowing base. As such, these inventories are not part of our revolving credit facility. Should Macquarie choose to exercise its option to terminate the Supply and Offtake Agreements by giving nine months’ notice any time prior to June 2023 of such termination, we would need to seek alternative sources of financing, including putting the inventory back into our revolving credit facility, to meet our obligation to repurchase the inventory at then current market prices. In addition, the cost of repurchasing the inventory may be at higher prices than we sold the inventory. If the price of crude oil is well above the price at which we sold the inventory, we would have to pay more for the inventory than the price we sold the inventory for. If this is the case at the time of termination and we are unable to include the inventory in our borrowing base, we could suffer significant reductions in liquidity when Macquarie terminates the Supply and Offtake Agreements and we have to repurchase the inventories.

Indebtedness; Financing

An increase in interest rates will cause our debt service obligations to increase.

Borrowings under our revolving credit facility bear interest at a rate equal to prime plus a basis points margin or the London Interbank Offered Rate (“LIBOR”) plus a basis points margin, at our option. As of September 30, 2021, we had $48.1 million of outstanding borrowings under our revolving credit facility and $27.9 million in standby letters of credit were issued under our revolving credit facility. The interest rate is subject to adjustment based on fluctuations in LIBOR or the prime rate, as applicable. An increase in the interest rates associated with our floating-rate debt would increase our debt service costs and affect our results of operations. In addition, an increase in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing.

On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it intends to stop persuading or requiring banks to submit rates for the calculation of LIBOR after 2021. However, for USD LIBOR, the relevant date was deferred to June 30, 2023 for certain tenors. Accordingly, beginning January 1, 2022, the FCA ceased publishing one week and two-month USD LIBOR and is expected to cease publishing all remaining USD LIBOR tenors in mid-2023. The United States Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprise of large United States financial institutions (the “ARRC”), proposed a new index called the Secured Overnight Financing Rate, as an alternative to LIBOR for use in contracts that are currently indexed to USD LIBOR and has proposed a paced market transition plan to SOFR. SOFR is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities, and has been published by the Federal Reserve Bank of New York since April 2018. In July 2021, the ARRC formally recommended SOFR as its preferred alternative replacement rate for USD LIBOR. In light of these announcements, as well as financial benchmark reforms more generally and changes in the interbank lending markets, there remains uncertainty about the future of LIBOR and certain other rates or indices which have historically been used as interest rate “benchmarks” in our borrowings as well as our derivatives. Accordingly, the use of SOFR or an alternative rate on these debt obligations could result in increased interest expense, in addition to costs to amend the agreements and other applicable arrangements to a new reference rate. Although SOFR appears to be the preferred replacement rate of USD LIBOR at this time, we cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative floating borrowing rates on the portion of our outstanding debt that is LIBOR based. Challenges in changing to a different borrowing rate may result in less favorable pricing on certain of our debt instruments and could have an adverse effect on our business, results of operations or financial condition.

Capital Projects and Future Growth

We make capital expenditures in our facilities to maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, results of operations or cash flows could be adversely affected.

Delays or cost increases related to the engineering, procurement and construction of new facilities, or improvements and repairs to our existing facilities and equipment, could have a material adverse effect on our business, financial condition, results of operations or our ability to make payments on our debt obligations. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

•	denial or delay in obtaining regulatory approvals and/or permits;

•	changes in government regulations, including environmental and safety regulations;

•	unplanned increases in the cost of equipment, materials or labor;

•	disruptions in transportation of equipment and materials;

•	severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of our vendors and suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and/or

•	nonperformance or declarations of force majeure by, or disputes with, our vendors, suppliers, contractors or sub-contractors.

Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep it operating at optimum efficiency.

Any one or more of these occurrences noted above could have a significant impact on our business, or subject us to significant cost overruns. If we were unable to make up the delays or to recover the related costs, or if market conditions change, we may not realize the anticipated benefits of our capital projects and it could materially and adversely affect our financial position, results of operations or cash flows and, as a result, our ability to make payments of our debt obligations.

From time to time, we may seek to divest portions of our business, which could materially affect our results of operations and result in disruption to other parts of the business.

We may dispose of portions of our current business or assets, based on a variety of factors and strategic considerations, consistent with our strategy of preserving liquidity and streamlining our business to better focus on the advancement of our core business. We expect that any potential divestitures of assets will also provide us with cash to reinvest in our business and repay indebtedness. These dispositions, together with any other future dispositions we make, may involve risks and uncertainties, including disruption to other parts of our business, potential loss of employees, customers or revenue, exposure to unanticipated liabilities or result in ongoing obligations and liabilities to us following any such divestiture. In addition, any such divestitures may not yield the targeted improvements in our business. Any of the foregoing could adversely affect our financial condition and results of operations or cash flows and, as a result, our ability to make payments of our debt obligations.

Environmental and Regulatory Matters

We may incur significant environmental remediation costs and liabilities in the operation of our refineries, terminals and related facilities.

The operation of our refineries, blending and packaging sites, terminals, and related facilities subject us to the risk of incurring significant environmental remediation costs and liabilities due to our handling of petroleum hydrocarbons and wastes or hazardous substances or wastes, because of air emissions and water discharges related to our operations and activities, and as a result of historical operations and waste disposal practices at our facilities or in connection with our activities, some of which may have been conducted by prior owners or operators. We could incur significant remedial costs in the cleanup of any petroleum hydrocarbons or wastes or hazardous substances or wastes that may have been released on, under or from the properties owned or operated by us. We believe we have adequately reserved for these possibilities.

Some environmental laws may impose joint and several, strict liability for releases of petroleum hydrocarbons and wastes or hazardous substances or wastes, which means in some situations, we could be exposed to liability as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third parties. Private parties, including the owners of properties adjacent to our operations and facilities where our petroleum hydrocarbons or wastes or hazardous substances or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance or other sources of indemnity. To the extent that the costs associated with meeting any or all of these requirements are significant and not adequately secured or indemnified for, there could be a material adverse effect on our business, financial condition and results of operations or cash flows and, as a result, our ability to make payments of our debt obligations.

We are subject to operational compliance with stringent environmental and occupational health and safety laws and regulations that may expose us to significant costs and liabilities.

Our refining, blending and packaging site, terminal and related facility operations are subject to stringent federal, regional, state and local laws and regulations governing worker health and safety, the discharge of materials into the environment and environmental protection. These laws and regulations impose legal requirements that are applicable to our operations, including the obligation to obtain permits to conduct regulated activities, the incurrence of significant capital expenditures for air pollution control equipment to limit or prevent releases of pollutants from our facilities, the expenditure of significant monies in the application of specific health and safety criteria addressing worker protection, the requirement to maintain information about hazardous materials used or produced in our operations and to provide this information to required parties, and the incurrence of significant costs and liabilities for pollution resulting from our operations or from those of prior owners or operators of our facilities. Numerous governmental authorities, such as the EPA, OSHA and LDEQ, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions. Failure to comply with these laws and regulations as well as any issued permits and orders may result in the assessment of administrative, civil, and criminal sanctions, including monetary penalties, the imposition of remedial or corrective action obligations or the incurrence of capital expenditures, the occurrence of delays or cancellations in the permitting, development or expansion of projects, litigation and the issuance of injunctions limiting or preventing some or all of our operations.

On occasion, we receive notices of violation, other enforcement proceedings and regulatory inquiries from governmental agencies alleging non-compliance with applicable environmental and occupational health and safety laws and regulations.

New worker safety and environmental laws and regulations, revised interpretations of such existing laws and regulations, increased governmental enforcement or other developments could require us to make additional, unforeseen expenditures. The adoption of more stringent environmental laws or regulations could impact us by requiring installation of new emission controls on some of our equipment, resulting in longer permitting timelines, and significantly increasing our capital expenditures and operating costs, which could adversely impact our business, cash flows and results of operation. Please read Items 1 and 2 “Business and Properties—Environmental and Occupational Health and Safety Matters” in our 2020 Annual Report for additional information.

The availability and cost of renewable identification numbers and results of litigation related to our SRE petitions could have a material adverse effect on our results of operations and financial condition and our ability to make payments on our debt obligations.

The EPA has issued RFS mandates, requiring refiners to blend renewable fuels into the transportation fuels they produce and sell in the United States. We, and other refiners subject to RFS requirements, may meet the RFS requirements by blending the necessary volumes of renewable transportation fuels into our production. To the extent that refiners cannot blend renewable fuels into the products they produce in the quantities required to satisfy their obligations under the RFS program, those refiners may purchase renewable credits, referred to as RINs, which are created by blending done by others to maintain compliance.

Under the RFS, the volume of renewable fuels that obligated parties are required to blend into their finished petroleum fuels increases annually over time until 2022. Each year the EPA sets volume mandates for the percentage of cellulosic biofuel, biomass-based diesel, advanced biofuel, and total renewable fuel volume to be blended into all gasoline and diesel produced or imported during the applicable year. Most recently, the EPA has established final volume mandates for RFS program year 2020 under final rules published in February 2020. EPA subsequently issued a proposal to set volume mandates for program years 2021 and 2022 and to reduce the previously finalized volume mandates for program year 2020.

Our Shreveport and Great Falls refineries are normally subject to compliance with the RFS mandates. However, the EPA granted certain of our refineries SREs under the RFS in past years including, most recently, in the 2018 program year. Exempted refineries were not subject to the requirements of RFS as an “obligated party” for transportation fuels produced at these “small” refineries for those calendar years. We have submitted SRE petitions for our Shreveport and Great Falls refineries for program years 2019 and 2020; however, EPA has not yet responded to these petitions (or to other petitions for compliance years 2019, 2020 and 2021 submitted by other small refineries). The EPA has announced a proposal to deny all pending SREs for program years 2019 and 2020 based on an across-the-board determination that no refinery suffers disproportionate economic hardship from the RFS program. EPA has not yet taken final action on this proposal. The failure to obtain SREs for certain of our refineries could result in the need to purchase RINs to satisfy our obligations under the RFS and it is not possible at this time to predict with certainty what those costs may be. The public comment period on EPA’s proposed denial extends through early February 2022. If EPA finalizes its proposed denial of all SRE petitions following this public comment period, we expect that such decisions will be challenged in litigation by various stakeholders through and beyond 2022. Our involvement in such litigation may strain our resources, increase our costs and distract management, even if we are successful at certain stages. As long as the final outcome of our SRE petitions remains uncertain, we expect to carry a RINs liability on our balance sheet and any changes to such liability will be recognized as a charge or credit to net income. If we are ultimately unsuccessful in obtaining the refineries’ SRE petitions, the timing, amount and form of our actual liability may depend upon the resolution obtained, potentially as part of subsequent litigation. For example, if resolution for the 2019 and 2020 compliance years used the market price of RINs on the day the EPA was obligated to rule on the refineries’ 2019 SRE petitions, the value of the liability would be approximately $50.7 million. As a result of such charges, investors may have a negative outlook on our financial position regardless of the actual impact these charges have on our business. In addition, although the EPA has proposed to extend the compliance deadlines for program years 2019, 2020 and 2021, we may in the future become subject to civil penalties if we are not in compliance with the RFS by such extended compliance deadlines. Our actual liabilities could be materially more than the illustrative amount provided above.

While we received a SRE for certain of our refineries in past years, there is no assurance that such an exemption will be obtained for any of our refineries in future years, which would result in the need for more RINs for the applicable calendar year. Our annual RINs obligation, which includes RINs that are required to be secured through either our own blending or through the purchase of RINs in the open market, is approximately 65 million RINs spread across four compliance categories (D3, D4, D5 and D6).

The EPA’s implementation of the RFS program has been subject to numerous court challenges in recent years, including with respect to selection of the final volume mandates, movement of the point of compliance, and the granting of SREs. In January 2020, the U.S. Court of Appeals for the 10th Circuit vacated EPA orders granting the SRE to three refineries that petitioned for the exemption in 2016, holding that those three refineries were not eligible to receive the exemptions because they had failed to receive continuous exemptions in prior years, and that EPA erred in its consideration of the refineries’ disproportionate economic hardship. The court remanded the matter to the EPA for further proceedings and denied a rehearing in April 2020. The refineries filed a petition for a writ of certiorari which was accepted by the U.S. Supreme Court on the eligibility question only. In June 2021, the Supreme Court reversed the 10th Circuit’s decision on the eligibility question and held that the Act authorizes EPA to exempt a small refinery from compliance even if the refinery had not received an exemption each year since the program commenced.

We cannot predict the outcome of these matters or whether they may result in increased RFS program compliance costs. Moreover, the price of RINs remains subject to extreme volatility, with the potential for significant increases in price driven by political decisions rather than fundamentals. There also continues to be a shortage of advanced biofuel production resulting in increased difficulties meeting the original RFS program mandates. Our refineries produce a higher ratio of diesel than national averages, and since ethanol cannot be blended into diesel we therefore have a more difficult “compliance pathway” than average.

The inability to receive an exemption under the RFS program for one or more of our refineries, any increase in the final minimum volumes of renewable fuels that must be blended with refined petroleum fuels, and/or any increase in the cost to acquire RINs may, individually or in the aggregate, have the potential to result in significant costs in connection with RIN compliance, which costs could be material.

Our and our customers’ operations are subject to risks arising out of the threat of climate change, including regulatory, political, litigation and financial risks, which could result in increased operating and capital costs for our customers and reduced demand for the products and services we provide.

The threat of climate change continues to attract considerable attention in the United States and foreign countries. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of GHGs as well as to eliminate such future emissions. As a result, our operations and potentially the operations of our customers are subject to a series of regulatory, political, physical, litigation and financial risks associated with the production and processing of fossil fuels and emissions of GHGs. Please see Items 1 and 2 “Business and Properties—Environmental and Occupational Health and Safety Matters” in our 2020 Annual Report for more discussion on the threat of climate change and restriction of GHG emissions.

The adoption and implementation of any international, federal, regional or state executive actions, legislation, regulations or other regulatory initiatives that impose more stringent standards for GHG emissions from the oil and natural gas sector or otherwise seek to reduce GHG emissions, put a price on GHG emissions, or restrict the areas in which this sector may produce oil and natural gas or generate GHG emissions could result in increased compliance costs or costs of consuming fossil fuels, as well as reduced demand for some of our services and products. Further, increasing concentrations of GHGs in the Earth’s atmosphere may produce climatic changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our operations or the operations of our suppliers and customers. Increasing attention to the risks of climate change has also resulted in an increased possibility of lawsuits or investigations brought by public and private entities against companies in the oil and natural gas sector in connection with their greenhouse gas emissions. Should we be targeted by any such litigation or investigations, we may incur liability, which, to the extent that societal pressures or political or other factors are involved, could be imposed without regard to the causation of or contribution to the asserted damage or to mitigating factors.

There are also increasing financial risks for oil and natural gas producers and companies associated with such producers, as stockholders and bondholders currently invested in oil and natural gas companies concerned about the potential effects of climate change may elect in the future to shift some or all of their investments into non-fossil fuel energy related sectors. Additionally, the lending and investment practices of institutional lenders have been the subject of intensive lobbying efforts in recent years pressuring such lenders to not to provide funding for oil and natural gas producers. Such developments could affect our cost and access to capital. Similarly, political, physical, financial and litigation risks may result in fossil fuel energy customers restricting, delaying or canceling production activities, incurring liability for infrastructure damages as a result of climatic changes, or impairing the ability to continue to operate in an economic manner, which also could reduce demand for our products and services.

The occurrence of one or more of these developments could have a material adverse effect on our business, financial condition, results of operations and cash flows. Moreover, the increased competitiveness of alternative energy sources (such as wind, solar, geothermal and tidal), as well as any regulatory or other incentives to conserve energy, could reduce demand for hydrocarbons and therefore for our products, which could lead to a reduction in our revenues and cash flow available for payments on our debt obligations.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with occupational, environmental and other laws and regulations.

Our operations require numerous permits and authorizations under various occupational, environmental and other laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or the health or safety of workers. New policy objectives and regulatory initiatives pursued under the Biden Administration have resulted in more stringent conditions with respect to the acquisition of these authorizations and permits. Additionally, a violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or facility shutdowns. Any or all of these matters could have a negative effect on our business, results of operations and cash flow available for payments on our debt obligations.

Risks Related to Our Partnership Structure

General Partner, The Heritage Group and Partnership Agreement

At September 30, 2021, the family of our chairman, The Heritage Group and certain of their affiliates own an approximate 20.7% limited partner interest in us and own and control our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to other unitholders’ detriment.

At September 30, 2021, the family of our chairman, The Heritage Group and certain of their affiliates own an approximate 20.7% limited partner interest in us. In addition, The Heritage Group and the family of our chairman control our general partner.

Conflicts of interest may arise between our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, the general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•

our general partner is allowed to take into account the interests of parties other than us, such as its affiliates, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

•

our general partner has limited its liability and reduced its fiduciary duties under our partnership agreement and has also restricted the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under Delaware law;

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuance of additional partnership securities, and reserves, each of which can affect the amount of cash that is distributed to unitholders;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•

our general partner determines the amount and timing of any capital expenditures and whether a capital expenditure is a maintenance capital expenditure, which reduces operating surplus, or a capital expenditure for acquisitions or capital improvements, which does not. This determination can affect the amount of cash that is available for distribution to our unitholders;

•

our general partner has the flexibility to cause us to enter into a broad variety of derivative transactions covering different time periods, the net cash receipts or payments from which will increase or decrease operating surplus and adjusted operating surplus, with the result that our general partner may be able to shift the recognition of operating surplus and adjusted operating surplus between periods to increase the distributions it and its affiliates receive on their incentive distribution rights; and

•

in some instances, our general partner may cause us to borrow funds in order to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make incentive distributions.

The Heritage Group and certain of its affiliates may engage in limited competition with us.

Pursuant to the omnibus agreement we entered into in connection with our initial public offering, The Heritage Group and its controlled affiliates have agreed not to engage in, whether by acquisition or otherwise, the business of refining or marketing specialty lubricating oils, solvents and wax products as well as gasoline, diesel and jet fuel products in the continental U.S. for so long as it controls us. This restriction does not apply to certain assets and businesses which are more fully described under Part III, Item 13 “Certain Relationships and Related Transactions and Director Independence—Omnibus Agreement” in our 2020 Annual Report.

The owners of our general partner, other than The Heritage Group, are not prohibited from competing with us, except to the extent described above. Currently, The Heritage Group is an active marketer of asphalt products and has been engaged in this business for much longer than us. In certain geographical areas, there can be overlap where both The Heritage Group and we market asphalt.

Our partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our general partner interest or control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, our partnership agreement does not restrict the ability of the members of our general partner from transferring their respective membership interests in our general partner to a third party. The new members of our general partner would then be in a position to replace the board of directors and officers of our general partner with their own choices and thereby control the decisions taken by the board of directors.

We do not have our own officers and employees and rely solely on the officers and employees of our general partner and its affiliates to manage our business and affairs.

We do not have our own officers and employees and rely solely on the officers and employees of our general partner and its affiliates to manage our business and affairs. We can provide no assurance that our general partner will continue to provide us the officers and employees that are necessary for the conduct of our business nor that such provision will be on terms that are acceptable to us. If our general partner fails to provide us with adequate personnel, our operations could be adversely impacted and our cash available for payments of our debt obligations could be reduced.

Cost reimbursements due to our general partner and its affiliates will reduce cash available for payments of our debt obligations.

Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates for all expenses they incur on our behalf. Any such reimbursement will be determined by our general partner and will reduce the cash available for payments of our debt obligations. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us. Please read Part III, Item 13 “Certain Relationships and Related Transactions and Director Independence” in our 2020 Annual Report for additional information.